  EXHIBIT 10.2

Promissory Note

Date:	October 24, 2022

Borrower:	Integrated Holding Solutions, Inc. (the “Company”)

Principal Amount:	$240,000

Lender:	Eugene Caiazzo

Borrower’s Mailing Address:	6810 N. State Road 7, Coconut Creek, Fl. 33073

Lender’s Mailing Address:	1300 N. Florida Mango Road, Suite 31, West Palm, Beach, Florida 33409

Method of Payment:	Payment will be made by direct deposit into Borrower’s account

Annual Interest Rate:	8%

Maturity Date:	July 15, 2023

Annual Interest Rate on
Matured
Unpaid Amounts:	15%

Consideration In the

Event of Default

1.

Terms of Payment (principal and interest): The Borrower agrees to make monthly payments in the amount of $10,000 starting on January 15, 2023, with a balloon payment for the balance on July 15, 2023. The Principal Amount and accrued interest are due and payable no later than July 15, 2023 (“Maturity Date”). Payments will be applied to accrued interest and the remainder to the reduction of the Principal Amount.

2.

Borrower promises to pay to the order of Lender the Principal Amount plus interest at the Annual Interest Rate. This Note is payable to Lender by the Method of Payment and according to the Terms of Payment. All unpaid amounts are due by the Maturity Date. After maturity, Borrower promises to pay any unpaid principal balance plus interest at the 15% Annual Interest Rate on Matured, Unpaid Amounts.

3.

Arbitration of Claims. The Parties consent to any dispute resolution between the Parties in accordance dance with and under the auspices and rules of the American Arbitration Association (the “Arbitration Service”), including any claim that the Borrower defaults in the payment of the Note. The arbitration shall take place in Coconut Creek, Florida unless the Parties agree to conduct the arbitration in a different location. The arbitrator’s award shall be enforceable in any court having jurisdiction thereof

BORROWER:

Integrated Holding Solutions, Inc.

/s/ Matthew Dwyer, President

LENDER:

EUGENE CAIAZZO

/s/ Eugene Caiazzo